AURELIO REPORTS ADDITIONAL GOLD INTERCEPTS AT MAN AREA OF HILL COPPER-ZINC PROJECT IN ARIZONA

LITTLETON, COLORADO, March 12, 2008 News Release #08-06

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to announce further gold assay results from recent drilling in the MAN Area of the Company's wholly-owned Hill Copper-Zinc Project, located in the Turquoise Mining District, Cochise County, Arizona.

As previously reported (see Aurelio's November 16, 2007 news release), drill hole BR07-27 demonstrated significant thicknesses and economic values of zinc-copper-silver mineralization. This was a twin-hole drilled for the purpose of confirmation of previous drilling in the middle of the MAN Area.

The zinc-lead-silver assay values in drill hole BR07-27 are significantly higher than the average grades reported in the CAM mineralized material inventory (see Aurelio's October 30, 2007 news release). The latest results, shown in Table 1, also exceed the values for Cu-Ag-Au reported from the surrounding holes drilled in the late 1980s by Santa Fe Pacific Mining, Inc. Of particular interest to the Company is the presence of recoverable gold over significant intervals, and the high-value lead mineralization encountered in BR07-27:

Table 1

Additional Drilling Results, MAN Area, Hill Copper-Zinc Project

Drill Hole	From (feet)	To (feet)	Length (feet)	Zinc (%)	Copper (%)	Lead (%)	Silver (g/mt*)	Gold (g/mt)
BR07-27	300	465	165	2.30	0.09	0.27	18.75	0.22
Including:	305	375	70	3.84	0.12	0.52	25.15	0.22
And:	320	355	35	5.75	0.12	0.92	33.95	0.22
Chalcocite blanket:	130	295	165	0.04	0.47	0.07	2.98	0.08

BR07-28	245	285	40	0.70	0.12	n/a	2.21	n/a
Also:	415	560	145	0.09	0.29	0.02	1.87	0.22
Including:	420	470	50	0.11	0.50	0.02	2.68	0.46

* g/mt - grams per metric tonne (which equals parts per million)

Drill hole BR07-28, another twin of a Santa Fe hole at the edge of the MAN Area, intercepted a significant interval of gold as well, as indicated in the table above, and is approximately 1000 feet northwest of BR07-27.

Hole BR07-27 bottomed in ore-grade mineralization, with the final five-foot assay interval (460 to 465 feet) averaging 0.88% zinc and 3.4 gm/MT silver along with measurable gold, copper and lead. The Company plans to re-drill and deepen this hole at a future date.

Aurelio's geologists regard drill hole BR07-27 as typical of the geology of the MAN Area deposit, with a well-defined chalcocite blanket from 130 feet to 295 feet overlying a higher-grade sulfide zone where significant precious and base metals mineralization is generally found. The chalcocite value in this hole, 0.47% copper, is significantly higher than the chalcocite inferred resource averaging 0.28% copper reported in the CAM report.

Drill hole BR07-27 intercepted an area of the deposit with both significantly higher zinc and silver values in the underlying sulfide (carbonate replacement) zone, as well as a much thicker and higher-grade chalcocite zone nearer the surface. The Company plans to begin re-assaying the historic drill core from holes surrounding BR07-27 to further define the unanticipated high-grade lead mineralization, which had not been assayed for in prior drilling programs.

The MAN Area mineralized zone remains open along strike and at depth.

About The Company

Aurelio Resource Corporation is a mineral exploration company focused on fast-track development of its wholly-owned Hill Copper-Zinc Project, which the Company believes contains a number of low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company has previously announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen Doppler Diane Dudley

President & CEO Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include: that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold; and, plans for further drilling and re-assaying.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission.